UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 15, 2008
XENOPORT, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

00051329 (Commission File No.)	943330837 (IRS Employer Identification No.)
3410 Central Expressway
Santa Clara, California 95051
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (408) 616-7200
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01	Other Events.
On January 15, 2008, XenoPort, Inc. (the “Company”) filed a Current Report on Form 8-K disclosing positive top-line results from a placebo-controlled Phase 3 clinical trial designed to evaluate the potential of the Company’s most advanced product candidate, XP13512, to maintain efficacy over the course of nine months in patients with moderate-to-severe primary restless legs syndrome, or RLS (the “January 15 Form 8-K”).
The first sentence of the third paragraph under the subheading “Clinical Trial Results” of the Company’s January 15 Form 8-K should read as follows: “During the single-blind phase of the trial, 13% and 4% of XP13512-treated patients withdrew from the clinical trial due to adverse events or lack of efficacy, respectively.”
The complete text of Item 8.01 of the January 15 Form 8-K, as corrected as described above, is as follows:
On January 15, 2008, XenoPort, Inc. announced positive top-line results from a placebo-controlled Phase 3 clinical trial designed to evaluate the potential of the company’s most advanced product candidate, XP13512, to maintain efficacy over the course of nine months in patients with moderate-to-severe primary restless legs syndrome, or RLS. Data from this randomized withdrawal trial showed that XP13512 was generally well-tolerated and that there was a statistically significant difference between the percentage of patients treated with XP13512 and placebo who met a pre-specified relapse criteria during the randomized phase of the study.
Trial Design:
This multi-center, randomized, placebo-controlled clinical trial enrolled 327 patients diagnosed with moderate-to-severe primary RLS. In the first phase of the trial, all patients were administered 1200 mg of XP13512, taken at approximately 5:00 p.m., for 24 weeks. Patients were assessed to determine treatment response at the end of this single-blind phase of the clinical trial. Responders were defined as those patients who met three criteria: a decrease in total International RLS (IRLS) rating scale score of six or more points compared to baseline score, a decrease in IRLS score to less than 15 and an assessment of “much improved” or “very much improved” on the Investigator Clinical Global Impression of Improvement (CGI-I). Responders were required to have been stable on 1200 mg of XP13512 for at least the last month of the 24-week treatment period.
After completing the single-blind phase, responders entered the 12-week, randomized, double-blind phase of the clinical trial. Patients randomized to the placebo group received 600 mg of XP13512 for two weeks and then received placebo for an additional ten weeks. Patients randomized to the XP13512 treatment group continued to receive 1200 mg of XP13512 for the entire 12-week, double-blind period.
The primary endpoint of the trial was the proportion of RLS patients who “relapsed,” or had their RLS symptoms worsen, during the 12-week, double-blind treatment period. Patients were considered to have “relapsed” if either or both of the following occurred: 1) the patient withdrew from the clinical trial due to lack of efficacy; and/or 2) there were two consecutive study visits in which (a) the patient’s IRLS score worsened by at least six points compared to the IRLS score at the point of randomization; (b) the patient achieved an IRLS score of at least 15; and (c) the patient received an assessment of “much worse” or “very much worse” as compared to the condition of the patient at the point of randomization using an Investigator Clinical Global Impression of Change (CGI-C).
Clinical Trial Results:
Three-hundred twenty-seven patients were enrolled in the study, and 221 patients completed the 24-week, single-blind portion of the clinical trial, of which 194 (88%) met the responder criteria and were randomized to double-blind treatment.
Analysis of the primary endpoint indicated that treatment with XP13512 resulted in a statistically significant lower proportion of relapses compared to placebo during the double-blind treatment period (23% placebo compared to 9% XP13512; p= 0.0158).
During the single-blind phase of the trial, 13% and 4% of XP13512-treated patients withdrew from the clinical trial due to adverse events or lack of efficacy, respectively. The most commonly reported adverse events during the single-blind phase of the clinical trial were somnolence (30%) and dizziness (22%), which were generally mild or moderate in intensity and transient in nature.
During the double-blind phase, 0% and 3% of XP13512- and placebo-treated patients, respectively, withdrew from the trial due to adverse events. The incidence of somnolence and dizziness in XP13512-treated patients during the double-blind portion of the trial were 3% and 2%, respectively.
During the trial, there was one death that was determined to be unrelated to XP13512 treatment. There were five other serious adverse events, only one of which was judged as possibly related to XP13512 treatment.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XenoPort, Inc. (Registrant)
Dated: January 16, 2008	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer